EXHIBIT A

INVESCO Funds Group, Inc.

Soft Dollar Policy

(as excerpted from the INVESCO Funds Group, Inc. Form ADV filed with the SEC)

As an investment adviser, INVESCO Funds Group, Inc. ("IFG") places orders for the purchase and sale of securities with broker-dealers based upon IFG's evaluation of both their financial capacities to execute the transaction and their ability to effect transactions at favorable prices. IFG evaluates the overall reasonableness of brokerage commissions or underwriting discounts (the difference between the full acquisition price to acquire the new offering and the discount offered to members of the underwriting syndicate) paid by reviewing the quality of executions obtained on the client portfolio transactions, which are viewed in terms of the size of transactions, capital commitments involved in facilitating trades, prevailing market conditions in the security purchased or sold, general economic and market conditions, and other factors affecting the overall benefit obtained.

In seeking to ensure that the commissions or discounts charged to clients are consistent with prevailing and reasonable commissions or discounts, IFG also endeavors to monitor brokerage industry practices with regard to the commissions charged by broker-dealers on transactions effected for other comparable institutional investors. While IFG seeks reasonably competitive rates, IFG's clients do not necessarily pay the lowest commission, spread or discount available.

Consistent with the standard of seeking to obtain a favorable combination of price and execution on portfolio transactions, IFG may select brokers that provide research and execution services to effect such transactions. These services include statistical and analytical reports in relation to issuers, industries, securities and economic factors and trends; computer databases; quotation equipment; and services and research oriented computer software, hardware and services, all of which may be of assistance or value to IFG in making informed investment decisions. Where more than one broker is believed to be capable of providing a favorable combination of price and execution for a particular transaction, IFG may select a broker on the basis of its ability to provide these additional services.

Research and execution services prepared and furnished by brokers through which IFG effects securities transactions for any given client may be used by IFG in servicing all of its client accounts, though not all such services may be used by IFG in connection with such client.

The brokerage and research services obtained through the use of client-generated commissions are of value to IFG in advising its clients, although not each of the services obtained in connection with a particular portfolio transaction is equally useful in managing the account of all clients. The participation of a client account in a particular portfolio transaction does not depend on whether or to what extent the commissions generated thereby are used to obtain services beneficial to that client. IFG is not required to, nor does it, allocate the costs or benefits of brokerage and research services obtained through the use of such commissions.

Federal law provides a "safe harbor" that allows IFG to pay for research and brokerage services with the commission dollars generated by client account transaction ("soft dollars"). In determining whether a product or service can be paid for with soft dollars, IFG considers whether the product or service provides assistance to IFG in carrying out its investment decision-making responsibilities.

Consistent with the standard of seeking to obtain a favorable combination of price and execution on portfolio transactions, IFG may select brokers that provide competitive soft dollar arrangements. IFG will not cause its clients to "pay up" (pay amounts in excess of its standard negotiated commission rates) in soft dollar arrangements. The management fees paid by clients of IFG are not reduced because IFG receives these services, even though IFG might otherwise be required to pay for these services in cash.

Certain of the services provided are not wholly related to investment decision-making; rather, these services are used for both investment decision-making and other purposes, such as compliance and marketing. Such "mixed use" services are allocated by IFG, with the portion of services related to investment decision-making being paid for with soft dollars, and the non-investment decision-making uses paid for by IFG in actual dollars.

Portfolio transactions may be effected through qualified broker-dealers that recommend INVESCO mutual funds (the "Funds") to their clients, or that act as agent in the purchase of a Fund's shares for their clients. When a number of broker-dealers can provide a comparable, favorable price and execution on a particular transaction, the Funds' adviser may consider the sale of INVESCO mutual fund shares by a broker-dealer in selecting among qualified broker-dealers.

IFG also utilizes alternative trading systems, commonly referred to as ECNs, in executing Fund transactions. ECN commissions are negotiated and can be lower than average commission rates. Although growing, the ECN market typically does not offer the level of liquidity available from traditional broker-dealers.

At the direction of a client, IFG may be required to use a specific broker. This is known as "directed brokerage." In directed brokerage transactions, IFG typically does not negotiate the terms and conditions (including, but not limited to, commission rates) relating to the services provided by such brokers. Likewise, although it will attempt to obtain best price and execution, IFG has no responsibility for obtaining the best prices or commission rates from such a broker, and the client may not obtain rates as low as it might otherwise obtain if IFG had discretion to select brokers other than those chosen by the client.

Certain financial institutions (including brokers who may sell shares of the Funds, or affiliates of such brokers) are paid a fee (the "Services Fee") for recording shareholder communications and other services provided by the brokers to investors purchasing shares of the Funds through various programs ("Programs") offered by the financial institution or its affiliated broker (a "Program Sponsor"). The Services Fee is based on the average daily value of the investments in each Fund made in the name of such Program Sponsor and held in omnibus accounts, maintained on behalf of investors participating in the Program. With respect to certain Programs, the directors of the Funds, according to the Funds' Plans and Agreements of Distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Plans"), have authorized the Funds to apply dollars generated from the Funds' Plans to pay the entire Services Fee, subject to the maximum Rule 12b-1 fee permitted by the Plans. With respect to other Programs, the Funds' directors have authorized each Fund to pay transfer agency fees to the Program Sponsor based on the number of investors who have beneficial interest in the NTF Program Sponsor's omnibus accounts in that Fund.

IFG pays a portion of these transfer agency fees to the Program Sponsor as a sub-transfer agency or as a record keeping fee in payment of the Services Fee. In the event that the sub-transfer agency or record keeping fee is insufficient to pay all of the Services Fee with respect to these NTF Programs, the directors of the Funds have authorized those Funds having Plans to apply dollars generated from the Plans to pay the remainder of the Services Fee, subject to the maximum Rule 12b-1 fee permitted by the Plans. IFG itself pays the portion of a Fund's Services Fee, if any, that exceeds the sum of the sub-transfer agency or recording keeping fee and the Rule 12b-1 fee (if applicable).